EXHIBIT 99(a)(1)(viii)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Shares and OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€7 Per Share,
the U.S. Dollar Equivalent of €7 Per American Depositary Share
(each American Depositary Share representing one Share) and
€31.30 plus Unpaid Accrued Interest Per OCEANE
by
Gemalto S.A.
a subsidiary of
Gemalto N.V.
Pursuant to the U.S. Offer to Purchase, dated October 28, 2008

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON MONDAY, DECEMBER 15, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

October 28, 2008

To Holders of Shares of Wavecom S.A.:

Enclosed for your information is an offer to purchase, dated October 28, 2008 (the “U.S. Offer to Purchase”), and the related Share Form of Acceptance (which, together with the U.S. Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “U.S. Offer”), relating to the offer by Gemalto S.A., a company organized under the laws of France (“Purchaser”), a subsidiary of Gemalto N.V., a company organized under the laws of The Netherlands, to purchase all of the shares, nominal value €1.00 (“Shares”), of Wavecom S.A. held by U.S. holders, at €7 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, as well as to purchase the following securities: all outstanding American Depositary Shares of Wavecom (“ADSs”), wherever located and all bonds issued by Wavecom that are convertible or exchangeable into new or existing Shares (“OCEANEs”) held by U.S. holders.

The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the “Offers”). In France, Purchaser is seeking to acquire all outstanding Shares and OCEANEs owned by non-U.S. holders at the same prices offered in the U.S. Offer.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Share Form of Acceptance accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the U.S. Offer.

ADSs, and OCEANEs of Wavecom cannot be tendered by means of the enclosed Share Form of Acceptance (which is exclusively for use in respect of Shares). If you hold ADSs or OCEANEs you should use the ADS Letter of Transmittal or

OCEANE Form of Acceptance for tendering such ADSs or OCEANEs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (866) 257-5271.

Your attention is directed to the following:

1. The U.S. Offer is being made for all of Wavecom’s outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs and OCEANEs validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term “Expiration Date” means 12:00 noon, New York City time, on Monday, December 15, 2008, or if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

2. The U.S. Offer is open to all holders of Wavecom’s ADSs and to all U.S. holders of Shares and OCEANEs. See Section 1 of the U.S. Offer to Purchase.

3. The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers, and not withdrawn prior to the expiration date of the Offers, that number of Shares (including Shares represented by ADSs) that represent at least 50.01% of the share capital of Wavecom as of the Expiration Date, on a combined basis. The U.S. Offer is also subject to the condition that the offer in France shall not have been withdrawn or terminated in accordance with its terms and French law.

4. The price to be paid in the U.S. Offer for Shares is €7 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

5. Tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the Share Form of Acceptance.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such Shares, (b) a Share Form of Acceptance, properly completed and duly executed, and (c) any other documents required by the Share Form of Acceptance. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares, regardless of any extension of the U.S. Offer or any delay in making such payment.

The U.S. Offer is made only to holders of Shares and OCEANEs resident in the United States and to all holders of ADSs solely by the U.S. Offer to Purchase and the related ADS Letter of Transmittal and Forms of Acceptance and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the
U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Shares and OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€7 Per Share,
the U.S. Dollar Equivalent of €7 Per American Depositary Share
(each American Depositary Share representing one Share) and
€31.30 plus Unpaid Accrued Interest Per OCEANE
by
Gemalto S.A.
a subsidiary of
Gemalto N.V.
Pursuant to the U.S. Offer to Purchase, dated October 28, 2008

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated October 28, 2008 (the “U.S. Offer to Purchase”), and the related Share Form of Acceptance (which, together with the U.S. Offer to Purchase, as amended or supplemented from time to time, constitute the “U.S. Offer”) relating to the offer by Gemalto S.A., a organized company under the laws of France (“Purchaser”), a subsidiary of Gemalto N.V., a company organized under the laws of The Netherlands, to purchase all the outstanding shares (“Shares”) of Wavecom S.A., at €7 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in the U.S. Offer.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the U.S. Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any Shares submitted on my behalf to the Receiving Agent will be determined by Purchaser (which may delegate power in whole or in part to the Receiving Agent) and such determination shall be final and binding.

Number of Shares to Be Tendered:                Shares*

Account Number:    Signature(s):

Dated:  , 2008

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area code and Telephone Number

Taxpayer Identification or Social Security Number(s)

* Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.

The Receiving Agent for the U.S. Offer is:

By Mail:	By Overnight Delivery:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

The Information Agent for the U.S. Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
U.S. Toll Free Number for holders of Securities in the United States: (866) 257-5271
U.S. Number for banks and brokers: (212) 440-9800